page F-9

                                   EXHIBIT 21
                           SUBSIDIARIES OF THE COMPANY

Company                             Jurisdiction                     Ownership
------------------------------------------------------------------------------

Aerometrics, Inc.                   Minnesota                          100%

Alnor Instrument Company            Minnesota                          100%

Handar                              California                         100%

TSI Foreign Sales Corporation       Barbados, West Indies              100%

TSI France Inc.                     Minnesota                          100%

TSI GmbH                            Germany                            100%

TSI/TPM                             Minnesota                          100%